UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 4, 2010

ML Macadamia Orchards, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9145	99-0248088
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26-238 Hawaii Belt Road, Hilo, Hawaii	96720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  808-969-8057

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.              Completion of Acquisition or Disposition of Assets.

On August 6, 2010, effective August 1, 2010, the Partnership acquired from International Air Service Company, Ltd. (“IASCO”), a major farming contract customer, certain real property and all improvements thereon, and all furniture, fixtures, equipment and inventory used in connection with the macadamia nut farming operations on the property, for $12,500,000.  The real property consists of approximately 4,843 acres of land in the Ka’u district of the Island of Hawaii which includes approximately 1,100 acres of macadamia nut tree orchards, of which 900 acres are actively farmed, approximately 2,750 acres of undeveloped lava rock land (the “Option Parcel”) and other miscellaneous property.  The purchase also includes a well site, related pumps and engines, and in-field irrigation system for approximately 80% of the macadamia orchards.  As a result of the purchase, the Partnership acquired two lease agreements and one license agreement under which all macadamia nuts produced in the orchards must be sold to and are required to be purchased by Mauna Loa Macadamia Nut Corporation. The agreements are long term agreements which expire in various dates through 2080.  Prior to the acquisition of the orchards from IASCO, the Partnership provided farming services for these orchards under standard nut farming agreements. The annual farming services provided to IASCO generated approximately 50% to 55% of the Partnership’s total annual contract farming revenue.

The Asset Purchase Agreement includes a three year option allowing IASCO to reacquire the Option Parcel for one million dollars.  If the Option Parcel is reacquired and sold by IASCO the first five hundred thousand dollars in excess of the one million dollar option exercise price will be retained by IASCO with any amount in excess of one million five hundred thousand dollars being split equally between the Partnership and IASCO.  If the option is sold by IASCO, it will receive the first five hundred thousand dollars from such sale and the balance of the sales price of the option will be split equally by the Partnership and IASCO.  If the option is not exercised within a three year period the option expires.  The Asset Purchase Agreement was filed on Form 8-K on June 28, 2010.

At the time this Form 8-K was filed, it was impractical to disclose the required financial information due to the lack of readily available financial information of the acquiree. Financial statements will be disclosed by October 20, 2010.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 4, 2010, the Partnership executed a Fourth Amendment to Revolving Loan Promissory Note, a Term Loan Promissory Note for $10,500,000, a Fourth Amended and Restated Credit Agreement, and a Fourth Supplemental Security Agreement with the Partnership’s existing lender, American AgCredit, PCA.  Under these documents the maturity date of the Partnership’s revolving loan facility was extended to July 13, 2012 with the amount available of $5,000,000 until July 15, 2011 and $4,000,000 thereafter until maturity date.  In addition, the lender advanced an additional $10,500,000 as a term loan bearing fixed interest at 6.5% per annum, which requires equal monthly payments over the term, maturing on July 1, 2020.  The proceeds of this loan were used by the Partnership on August 6, 2010 for the acquisition of the real property and assets used in connection with the macadamia nut farming operations of IASCO.  These loans are governed by the Fourth Amended and Restated Credit Agreement, which continues the terms and conditions of the Third Amended and Restated Credit Agreement with the exception of changes to the minimum tangible net worth and minimum consolidated EBITDA financial covenants.  The minimum tangible net worth amount is required to be $41,000,000 and shall be increased dollar for dollar by the amount of positive consolidated net income of the Partnership beginning January 1, 2010 and thereafter.  The Partnership is required to have consolidated EBITDA of not less than $1,500,000 at the end of each quarter during the trailing twelve months commencing as of June 30, 2010.  These loans are secured by substantially all of the assets of the Partnership.  These loans can be accelerated if there is an event of default under the loan documents including a failure to make payments when due, failure to comply with financial and other positive and negative covenants and a breach of representations and warranties by the Partnership.

Item 9.01.           Exhibits

Exhibit 10.76       Fourth Amendment to Revolving Loan Promissory Note

Exhibit 10.77       Term Loan Promissory Note

Exhibit 10.78       Fourth Amended and Restated Credit Agreement

Exhibit 10.79       Fourth Supplemental Security Agreement

EXHIBIT INDEX

Exhibits

10.76    Fourth Amendment to Revolving Loan Promissory Note

10.77    Term Loan Promissory Note

10.78    Fourth Amended and Restated Credit Agreement

10.79    Fourth Supplemental Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ML Macadamia Orchards, L.P.
(Registrant)

Date: August 11, 2010
	By:	ML Resources, Inc.
Managing General Partner

	By:	/s/ Dennis J. Simonis
Dennis J. Simonis
President and Chief Executive Officer